Exhibit 99(s)(2)

OFFICER’S CERTIFICATE

The undersigned officer for Aberdeen Australia Equity Fund, Inc. (the “Fund”) hereby certifies that the Board of Directors of the Fund duly adopted the following resolution on September 3, 2013:

FURTHER RESOLVED, that the Directors hereby approve and authorize the use of the Power of Attorney executed by the Directors and certain Officers of the Fund appointing Jennifer Nichols, Lucia Sitar, Megan Kennedy, Andrea Melia, Alan Goodson, and Jeffrey Cotton as attorneys-in-fact for the purpose of signing and filing on behalf of the Fund any registration statement on Form N-2, including any amendments, exhibits or supplements thereto, under the Securities Act of 1933 and the Investment Company Act of 1940 with the SEC, and the attorneys-in-fact listed in such Power of Attorney are hereby authorized to act in accordance with such Power of Attorney for the purposes described in the Power of Attorney.

Dated: September 24, 2013

/s/ Lucia Sitar
Lucia Sitar
Vice President